Pricing Supplement No. 1                    Filing under Rule 424(b)(3)
Dated:  February 25, 1999                   Registration Statement No. 333-58647
(To Prospectus dated July 20, 1998          CUSIP No. 24736Q BQ 5
and Prospectus Supplement dated
January 8, 1999)

                              DELTA AIR LINES, INC.
                           Medium-Term Notes, Series C


         If applicable, the "Total Amount of OID," "Yield to Maturity" and "Initial Accrual Period OID" (computed under the approximate method) below will be computed solely for the purposes of applying the Federal Income Tax Original Issue Discount ("OID") Rules.


 Type of Note:                                                                 Public Offering Price (as a percentage of
       X  Fixed Rate Note                                                        principal amount):                      99.924%
      ---                                                                      Selling Agent's commission (%):           N/A
          Floating Rate Note                                                   Purchasing Agent's discount or
      ---                                                                        commission (%):                           0.50%
 Form of Note:                                                                 Net proceeds to the Company (%):          99.424%
       X  Book Entry Note                                                      Redemption:
      ---                                                                      Redemption           Redemption
          Certificated Note                                                    Period(s)            Price(s)
      ---                                                                      -----------          ----------
Name of Depositary (if                                                            N/A                  N/A
  other than DTC):           N/A
Principal Sum:               $300,000,000                                      Capacity in which Agent is acting:
                                                                                      Agent
Settlement date (Original                                                         ---
  Issue Date):               March 2, 1999                                         X  Principal
Stated Maturity:             March 15, 2004                                       ---
Interest Payment Date(s):    March 15 and September 15,
                             commencing September 15, 1999                     Defeasance:
Regular Record Date(s):      March 1 and December 1                                X  Note defeasance
                                                                                  ---
Total Amount of OID:         N/A                                                   X  Covenant defeasance
                                                                                  ---
Initial Accrual of OID:      N/A
Yield to Maturity:           N/A
Initial Accrual Period OID:  N/A
Interest Rate:               6.65%


Subject to the terms and conditions set forth in the Distribution Agreement and the Terms Agreement relating to the Notes, the Company has agreed to sell to each of the Agents named below, acting as principals, and each such Agent has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

                                                                         Principal
Agent                                                                 Amount of Notes
-----                                                                 ---------------
Salomon Smith Barney Inc.                                                $100,000,000
Goldman, Sachs & Co.                                                      100,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated                        100,000,000
                                                                         ------------
Total                                                                    $300,000,000

Under the terms and conditions of the Distribution Agreement and the Terms Agreement relating to the Notes, the Agents are committed to take and pay for all of the Notes, if any are taken.

The Company has been advised by the Agents that the Agents propose initially to offer the Notes to the public at the public offering price for the Notes set forth in this Pricing Supplement, and to certain dealers at such price less a concession not in excess of .35% of the principal amount of the Notes. The Agents may allow and such dealers may reallow a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. If all of the Notes are not sold in the initial public offering, the Agents may change the initial public offering price and other selling terms.

         As of the date of this Pricing Supplement, the aggregate principal amount of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $300,000,000.

         "N/A" as used herein means "Not Applicable."


Salomon Smith Barney

                              Goldman, Sachs & Co.

                                                             Merrill Lynch & Co.


                                      PS-2